Adopted: January 28, 2000


                                AMENDMENT NO. 1
                                       TO
                                    BY-LAWS
                                       OF
                             SHOCHET HOLDING CORP.
                         -----------------------------

         Article II, Section 2.2 of the By-Laws is hereby changed by deleting it in its entirety and replacing it with the following:

                  "2.2. Special meetings of stockholders may be called by resolution of the Board or by the Chairman and/or President of the corporation, and shall be called by the Chairman, President or Secretary, upon the request in writing of a majority of the directors then in office or of the stockholders of record owning at least 10% of the issued and outstanding voting stock of the corporation, which request shall state the purpose or purposes of the proposed meeting."

         The remainder of the By-Laws shall remain in full force and effect without modification.

         The following amendment was adopted by written consent of the sole Stockholder of Shochet Holding Corp. as of January 28, 2000.